GOLDEN RIVER RESOURCES CORPORATION

                          (Formerly BAY RESOURCES LTD.)

                            (a Delaware Corporation)




                              INFORMATION STATEMENT

                       Date first mailed to Stockholders:

                                  June 3, 2006




                                     Level 8

                                580 St Kilda Road

                             Melbourne Victoria 3004

                                    Australia

                  (Principle executive offices of the Company)





                        WE ARE NOT ASKING YOU FOR A PROXY

                  AND YOU ARE REQUESTED NOT TO SEND US A PROXY


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                       GOLDEN RIVER RESOURCES CORPORATION
                          (formerly BAY RESOURCES LTD)

                              INFORMATION STATEMENT
                                  INTRODUCTION


This Information Statement is being furnished to Stockholders of Golden River Resources Corporation, a Delaware corporation (the "Company"), pursuant to the requirements of Regulation 14C under the Securities Exchange Act 1934, as amended, in connection with an Action by Written Consent, dated May 10, 2006, of the Stockholders of the Company in lieu of a General Meeting of Stockholders of the Company (the "Written Consent"). A copy of the Written Consent is attached as Exhibit "A" to this Information Statement.


Management of the Company is utilising the Written Consent in order to reduce the expenses and demands on the Company's executives' time necessitated by the holding of a meeting of stockholders, since the only business of such a meeting would be the amendment of our Certificate of Incorporation to increase the authorized capital of the Company and certain companies which have some common Directors with the Company representing 78.4% of the issued and outstanding shares of the Company's $.0001 par value common stock (the "Common Stock") have indicated that they will vote for the increase of the authorized capital of the Company, thereby ensuring the approval of such resolutions. See "Vote Required"; and "Other Information Regarding the Company - Security Ownership of Certain Beneficial Owners and Management". The Company has received executed Written Consents from certain companies which have some common Directors with the Company which shall be effective 21 days from the date this Information Statement is first mailed to Stockholders. See "Matters Set Forth in the Written Consent".


Stockholders of record at the close of business on May 29, 2006 are being furnished copies of this Information Statement. The principal executive offices of the Company are located at Level 8, 580 St Kilda Road Melbourne, Victoria, 3004, Australia, and the Company's telephone number is 011 613 8532 2860.



                    MATTERS SET FORTH IN THE WRITTEN CONSENT

The Written Consent contains a resolution approving the increase in the authorized capital of the Company from 50 million shares of common stock, par value $0.001 per share to 100 million shares of common stock, par value $0.001 per share. Certain companies which have some common Directors with the Company, representing 78.4% of the currently issued and outstanding shares of Common Stock, have executed the Written Consent, thereby ensuring the approval of the increase in authorized capital. See "Other Information Regarding The Company - Security Ownership of Certain Beneficial Owners and Management."


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Set forth below is a table of the stockholders who have executed the Written
Consent and, to the best of the Company's knowledge, the number of shares of Common Stock beneficially owned by such stockholders as of May 10, 2006.


                                              No. of Shares of     Percentage of
                                                Common Stock        Outstanding
                                                Beneficially          Common
Stockholder                                         Owned              Stock
-----------                                   ----------------     -------------

Great Gold Mines N.L.......................           8,949                *
Quantum Resources Limited..................           1,918                *
AXIS Consultants Pty Ltd...................         229,489             0.9%
Edensor Nominees Pty Ltd(1)................       5,394,590            20.2%
Pearlway Investments Pty Ltd(1)............          26,000             0.1%
Kerisridge Pty Ltd(1)......................       1,753,984             6.6%
Fast Night Nominees Pty Ltd(1)(2)..........      10,000,000            37.4%
Surfer Holdings Pty Ltd(1).................       1,500,000             5.6%
Kalycorp Pty Ltd(1)........................       2,000,000             7.5%
Joseph I Gutnick(1)........................          25,650             0.1%
                                              ---------------      -------------

                                                 20,940,580            78.4%
                                              ---------------      -------------

-------------
Based on 26,711,630 shares outstanding as of May 10, 2006.
(1) Joseph I. Gutnick, Stera M. Gutnick and members of their family are officers, Directors and principal Stockholders.
(2) Does not include 20,000,000 shares issuable upon exercise of options owned Fast Night Nominees
* less than 0.1%



                                  VOTE REQUIRED

Counterpart copies of the Written Consent evidencing a majority of the outstanding shares of Common Stock, must be received by the Company within sixty days of the earliest dated counterpart copy of the Written Consent received by the Company in order to effectuate the matters set forth therein. As of May 10, 2006 (date of Written Consent), 26,711,630 shares of Common Stock were issued and outstanding, thus, Stockholders representing no less than 13,355,816 shares of Common Stock were required to execute the Written Consent to effect the matters set forth therein. As discussed under "Matters Set Forth in the Written Consent" Edensor and certain companies which have some common Directors with the Company beneficially owning approximately 20,940,580 shares of Common Stock, or 78.4% of the outstanding Common Stock, have executed the Written Consent, thereby ensuring the approval of the increase in authorised capital. MANAGEMENT IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND MANAGEMENT A PROXY.

                 APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF
            INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES
              OF COMMON STOCK FROM 50,000,000 TO 100,000,000 SHARES

Introduction

Our Certificate of Incorporation currently authorizes the issuance of fifty million (50,000,000) shares of common stock, par value $0.0001 per share. On May 10, 2006, shareholders holding more than 50.1% of the issued and outstanding shares of common stock adopted a resolution proposing that our Certificate of Incorporation be amended to increase the authorized number of shares of common stock from fifty million (50,000,000) to one hundred million (100,000,000).

Current Use of Shares

We currently have on issue 26,711,630 shares of common stock and 21,350,000 options exercisable into shares of common stock, leaving 1,938,370 shares of common stock available for future issuance. We continue to require additional shares of common stock for the purposes discussed below and accordingly, shareholders holding more than 50.1% of the issued and outstanding shares of common stock authorized the increase in the number of shares we can issue to 100 million shares of common stock, par value US$0.0001 per common share.

Proposed Amendment to Certificate of Incorporation

The Board of Directors and shareholders holding more than 50.1% of the issued and outstanding shares of common stock have adopted a resolution setting forth the proposed amendment to Article VIII of the Company's Certificate of Incorporation.

The following is the text of Article VIII of the amended Certificate of Incorporation of the Company:

         "VIII. The corporation shall be authorized to issue a total of one hundred million (100,000,000) shares of common stock, par value $.0001 per share."

Common Stock

The shares of common stock shall be alike and equal in all respects and shall have one vote for each share. Dividends payable in cash or in any other medium may be declared by the Board of Directors and paid on the shares of common stock. In the event of voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Corporation, the holders of the common stock shall be entitled to receive all of the remaining assets of the Corporation of whatever kind available for distribution to shareholders ratably in proportion to number of shares of common stock held by them respectively.


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Purpose and Effect of the Proposed Amendment

The Board of Directors and shareholders holding more than 50.1% of the issued and outstanding shares of common stock believes that the availability of additional authorized but unissued shares will provide the Company with the flexibility to issue common stock for a variety of corporate purposes, such as to raise capital, make acquisitions, effect future stock splits and stock dividends and to adopt additional employee benefit plans or to reserve additional shares for issuance under such plans.

We are currently investigating capital raising to provide funding for the Company's mineral exploration programs and working capital. This may result in the issue of further securities.

Other than as described above, the Board of Directors has no immediate plans, understanding, agreements or commitments to issue additional common stock for any purposes. No additional action or authorization by the Company's stockholders would be necessary prior to the issuance of such additional shares, unless required by applicable law or the rules of any stock exchange or national securities association trading system on which the common stock is then listed or quoted. The Company reserves the right to seek a further increase in authorized shares from time to time in the future as considered appropriate by the Board of Directors.

Under the Company's Certificate of Incorporation, the Company's stockholders do not have preemptive rights with respect to common stock. Thus, should the Board of Directors elect to issue additional shares of common stock, existing stockholders would not have any preferential rights to purchase such shares. In addition, if the Board of Directors elects to issue additional shares of common stock, such issuance could have a dilutive effect on the earnings per share, voting power and shareholdings of current stockholders.

The issuance of the additional shares of common stock could have the effect of diluting earnings per share and book value per share, which could adversely affect the Company's existing stockholders. Issuing additional shares of common stock may also have the effect of delaying or preventing a change of control of the Company. The Company's authorized but unissued common stock could be issued in one or more transactions that would make it more difficult or costly, and less likely, a takeover of the Company. The amendment to the Certificate of Incorporation is not in response to any specific effort of which the Company is aware to obtain control of the Company, and the Board of Directors has no present intention to use the additional shares of common stock in order to impede a takeover attempt.

The amendment will become effective upon filing of a Certificate of Amendment to the Company's Certificate of Incorporation with the Delaware Secretary of State. However, the Board retains discretion under Delaware law not to implement the amendment. If the Board exercised such discretion, the number of authorized shares would remain at current levels.

                     OTHER INFORMATION REGARDING THE COMPANY

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth to the best of the Company's knowledge the number of shares beneficially owned as of May 10, 2006, by (i) each of the current Executive Officers and Directors of the Company (ii) each person (including any "group" as that term is defined in Section 13(d)(3) of the Exchange Act) who beneficially owns more than 5% of the Common Stock, and (iii) all current Directors and officers of the Company as a group.

Name                             Number of Shares Owned            Percentage of
                                                                     Shares (1)

Edensor Nominees Pty Ltd                  5,394,590                      20.2

Kerisridge Pty Ltd                        1,753,984                       6.6

Surfer Holdings Pty Ltd                   1,500,000                       5.6

Fast Night Holdings Pty Ltd              30,000,000                      64.2

Kalycorp Pty Ltd                          2,000,000                       7.5

Joseph Gutnick                          41,200,224              (3)      87.3
                                                     (4)(5)(6)(7)(8)

Stera Gutnick                            40,674,574    (5)(6)(7)(8)      86.2

David Tyrwhitt                               50,000          (3)(9)       0.2

Peter Lee                                   250,000          (3)(9)       0.9

Mordechai Gutnick                                 -                         -

RAB Special Situations (Master)
Fund Limited                              1,670,000             (9)       6.2
                                 -----------------------------------------------

All officers and Directors
As a group                               41,500,224         (5)(10)      87.3
                                 -----------------------------------------------

Notes relating to Item 11:

(1)  Based on 26,711,630 shares outstanding as of May 10, 2006

(2) Includes 20,000,000 shares of common stock issuable upon exercise of stock options.


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(3)  Does not include:
     (i)  8,949 shares of Common Stock beneficially owned Great Gold Mines NL or
     (ii) 1,918 shares of Common Stock beneficially owned by Quantum Resources Limited or
     (iii) 229,489 shares of Common Stock beneficially owned by AXIS,

     of which companies Messrs Gutnick, Lee, and Dr. Tyrwhitt are officers and/or Directors, as they disclaim beneficial ownership of those shares.

(4)  Does not include 2,500 shares of Common Stock beneficially owned by us.

(5) Includes 5,394,590 shares of Common Stock owned by Edensor Nominees, 1,753,984 shares of Common Stock owned by Kerisridge Pty Ltd, 1,500,000 shares of Common Stock owned by Surfer Holdings Pty Ltd, 2,000,000 shares of Common Stock held by Kalycorp Pty Ltd, 10,000,000 shares of Common Stock and 20,000,000 options exercisable to acquire an additional 20,000,000 shares of Common Stock owned by Fast Night Holdings Pty Ltd and 26,000 shares of Common Stock owned by Pearlway Investments Pty Ltd, of which Mr Joseph Gutnick, Stera M. Gutnick and members of their family are officers, Directors and principal stockholders.

(6) Includes 500,000 shares issuable upon exercise of stock options of which 333,334 are vested.

(7)  Joseph Gutnick is the beneficial owner of 25,650 shares of Common Stock.

(8)  Joseph Gutnick and Stera Gutnick are husband and wife.

(9) Issuable upon exercise of stock options of which 33.3% are vested 33.3% vest on January 27, 2006 and the remaining 33.4% will vest on July 27, 2006.

(10) Includes 800,000 million shares that are issuable upon exercise of stock options, of which 532,800 are vested and the remaining 267,200 will vest on July 27, 2006.


Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Company's directors, executive officers and beneficial owners of more than 10% of the outstanding Common Stock are required to file reports with the Securities and Exchange Commission concerning their ownership of and transactions in the Company's Common Stock and are also required to provide the Company with copies of such reports. Based solely on such reports and related information furnished to the Company, the Company believes that in fiscal 2005 all such filing requirements were complied with in a timely manner by all directors and executive officers.


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                                    EXHIBIT A

                       GOLDEN RIVER RESOURCES CORPORATION
                          (formerly BAY RESOURCES LTD)

                  NOTICE PURSUANT TO SECTION 228 OF THE GENERAL
                                 CORPORATION LAW



To:      All Stockholders

1. PLEASE TAKE NOTICE THAT Stockholders owning at least a majority of the outstanding stock of Golden River Resources Corporation by written consent with a meeting dated May 10, 2006 have duly adopted the following resolution:

         "a resolution approving the amendment of the Company's Certificate of Incorporation to increase the number of authorised shares of common stock from fifty million (50,000,000) to one hundred million (100,000,000)."





PETER LEE
Director, CFO & Secretary